UNANIMOUS WRITTEN CONSENT
                               OF THE TRUSTEES OF
                                WORLD FUNDS TRUST
                                FEBRUARY 9, 2009

The undersigned, being all of the trustees (the "Trustees") of World Funds Trust, a Delaware statutory trust (the "Trust"), acting by consent in lieu of a meeting pursuant to Article IV Section 3 of the Declaration of Trust of the Trust do hereby take the following actions:

WHEREAS, the Trust has previously entered into an allocation agreement with the named insureds under the Investment Company Blanket Bond ("Bond"), a joint fidelity bond, having an aggregate coverage of $5,000,000, issued by ICI Mutual Insurance Company;

WHEREAS, the Trustees deem it to be appropriate to approve the amended Allocation Agreement to add additional insureds, identified on Exhibit A, as parties to the Allocation Agreement.

NOW THEREFORE, BE IT RESOLVED, that it is the finding of the Board of Trustees, and a majority of the independent Trustees, voting separately, after considering the addition of named insureds to the Bond and factors deemed relevant, including but not limited to, the value of the aggregate assets of the funds to which any such covered person under Rule 17g-1 under the Investment Company Act of 1940, as amended may have access, the type and terms of the arrangement made for the custody and safekeeping of such assets, the nature of the securities in the fund's portfolios, the number of other parties named as insured parties under said Bond, the nature and size of the business activities of such other parties, the amount of the Bond and the amount of the premium for such Bond, and the ratable allocation of the premium among all parties named as insureds, hereby approve the addition of certain named insureds as parties to the allocation agreement between the Trust and the other named insureds under the Bond and that the appropriate officers of the Trust are authorized and directed to execute said allocation agreement on behalf of the Trust;

FURTHER RESOLVED, that the Treasurer, Secretary, Assistant Treasurer, or Assistant Secretary of the Trust shall be designated as the officer who shall make the filings and give the notices required by Rule 17g-1 and Regulation S-T.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Unanimous Written Consent as of the date first written above.


/s/  J. Gordon McKinley, Independent Trustee
---------------------------------------------
J. Gordon McKinley

/s/  Franklin A. Trice, III, Trustee
------------------------------------
Franklin A. Trice, III

/s/  Robert Burke, Independent Trustee
--------------------------------------
Robert Burke

                                    Exhibit A


                              DGHM Investment Trust
                        Frantzen Capital Management, Inc.
                         Frantzen Growth and Income Fund
                         Frantzen Large Cap Growth Fund
                         Frantzen Small Cap Growth Fund
                        Epoch U.S. Large Cap Equity Fund
                         Sherwood Forest Long/Short Fund

     As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by all directors (including directors who are not interested persons or any of the affiliated persons covered by the Board) at an in person meeting as set forth above.

     IN WITNESS  WHEREOF,  I have  hereunto set my hand this 10th day of March
2009.

/s/ Karen Shupe
Karen Shupe
Secretary




     Had the above-referenced investment companies not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.                        $1,000,000
2. Satuit Capital Management, Trust             $  000,000
3. World Insurance Trust                        $  225,000
4. American Growth Fund                         $  225,000
5. Shepherd Growth Fund                         $  200,000
6. Diamond Portfolio Investment Trust           $   50,000
7. World Funds Trust                            $  100,000
8. DGHM                                         $  350,000



     The premium that has been paid under the Joint Insured Fidelity Bond covers the period from March 31, 2008 to March 31, 2009 for an aggregate coverage amount of $5,000,000. The premium that has been paid for World Funds Trust under the Joint Insured Fidelity Bond covers the Trust for the period from March 31, 2008 to March 31, 2009.